EXHIBIT 10.1
LETTER AMENDMENT NO. 1
TO
PRIVATE SHELF AGREEMENT DATED AS OF SEPTEMBER 9, 2009
(Oceaneering International, Inc.)
As of September 7, 2012
To Prudential Investment Management, Inc. (“Prudential”)

To each other Prudential Affiliate which becomes bound by the Shelf Agreement referred to below as provided therein (each, a “Purchaser” and collectively, the “Purchasers”)

Ladies and Gentlemen:
We refer to the Private Shelf Agreement dated as of September 9, 2009 (the “Shelf Agreement”), among Oceaneering International, Inc. (the “Company”), Prudential and the Purchasers which from time to time become bound thereunder. Unless otherwise defined herein, the terms defined in the Shelf Agreement, as amended hereby, shall be used herein as therein defined.
The Company has requested that Prudential enter into this Letter Amendment No. 1 (this “Amendment”) to evidence the amendment of the Shelf Agreement as set forth herein. Such amendment shall become effective as set forth in Section 3. Therefore, Prudential and the Company hereby agree as follows:
1.Amendments. Subject to Section 3 hereof, the Shelf Agreement is hereby amended as follows:

(i)	The second paragraph of the addressee information is hereby amended by deleting the text “together with the Series A Purchasers,” from the parenthetical therein.

(ii)
The definition of each of the following terms in Schedule B to the Shelf Agreement is amended by deleting the existing definition of such term in its entirety and replacing it with the corresponding new definition therefor set forth below.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Capital Lease” means, for any Person, subject to Section 22.3, any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

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“Change of Control” shall be deemed to have occurred if (a) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than an Affiliate described on Schedule 8.3 attached hereto, become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s Voting Stock, or (b) during any period of 24 consecutive months commencing on or after the First Amendment Date, a majority of the members of the Board of Directors of the Company ceases to be composed of individuals (i) who were members of such Board on the first day of such period, (ii) whose election, nomination or appointment to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election, nomination or appointment at least a majority of such Board or (iii) whose election, nomination or appointment to such Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or appointment at least a majority of such Board.
“Company” means Oceaneering International, Inc., a Delaware corporation.
“Consolidated EBITDA” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or local income taxes made by the Company and its Restricted Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Restricted Subsidiaries during such period, (d) any other non-recurring, non-cash charge to the extent such non-cash charge reduces Consolidated Net Income (as reduced by any adjustment for the amount of cash pay-outs of non-recurring, non-cash charges from prior fiscal periods), and (e) Consolidated Interest Expense during such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means for any period all interest (including the interest component of Capital Lease Obligations) and all amortization of debt discount and expense on any particular Indebtedness (including payment-in-kind, zero coupon and other like Securities) of the Company and its Restricted Subsidiaries for which such calculations are being made as determined in accordance with GAAP. Computations of Consolidated Interest Expense on a pro-forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.
“Consolidated Net Income” means, for any period, the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

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(a)    the proceeds of any life insurance policy;
(b)    net earnings and losses of any Restricted Subsidiary of the Company accrued prior to the date it became a Restricted Subsidiary of the Company;
(c)    net earnings and losses of any Person (other than a Restricted Subsidiary of the Company), substantially all the assets of which have been acquired in any manner by the Company or any of its Restricted Subsidiaries, realized by such Person prior to the date of such acquisition;
(d)    net earnings and losses of any Person (other than a Restricted Subsidiary of the Company) with which the Company or a Restricted Subsidiary of the Company shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary of the Company prior to the date of such consolidation or merger;
(e)    net earnings of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any Restricted Subsidiary of the Company has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary of the Company in the form of cash distributions;
(f)    any portion of the net earnings of any Restricted Subsidiary of the Company which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary of the Company;
(g)    earnings and losses resulting from any reappraisal, revaluation, write-up or write-down of assets other than in the ordinary course of business;
(h)    any reversal of any contingency reserve to the extent such contingency reserve was taken prior to September 30, 2011, but including in any determination of Consolidated Net Income changes in estimates made in accordance with GAAP;
(i)    any gains or losses on the sale or other disposition of Investments or fixed or capital investments (other than gains or losses in the ordinary course of business as determined in accordance with GAAP), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(j)    any non-recurring, non-cash gains to the extent such non-cash gains increase Consolidated Net Income for such period; and
(k)    any other extraordinary gain or loss, including the cumulative effect of changes to GAAP.

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“Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Adjusted Net Worth.
“Distribution” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company (except dividends or other distributions payable solely in shares of common stock of the Company), and (b) any payments made on account of any cancellation, termination, redemption, acquisition or retirement of any Equity Interests of the Company or of warrants, rights or other options to purchase any Equity Interests of the Company or any Subsidiary.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    all Capital Lease Obligations of such Person;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); provided that, solely in the case of liabilities of any Person not a Restricted Subsidiary or the Company secured by such a Lien, the amount of such Indebtedness shall be deemed to be the lesser of (i) the net book value of the property so encumbered and (ii) the amount of such liabilities;
(e)    all its liabilities in respect of standby letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than those representing obligations for performance guarantees);
(f)    all liabilities of such Person under Hedging Arrangements; and

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(g)    any Guaranty of such Person with respect to liabilities (other than performance guarantees) of a type described in any of clauses (a) through (f) hereof;
provided, that in the case of computations of “Indebtedness” of the Company or any Restricted Subsidiary, notwithstanding clause (d) above, “Indebtedness” shall not include Indebtedness secured by Liens permitted under Section 10.4(g).
“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement). For the purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
“Material Domestic Subsidiary” means any Restricted Subsidiary (other than an Excluded Subsidiary) which is organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia whose (a) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available is greater than 5% of the Consolidated EBITDA for such period or (b) attributable share of the book value of total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available, is greater than 5% of the book value of total assets of the Company and its Restricted Subsidiaries as of such day.
“Net Proceeds” is defined in Section 10.6(b)(iii)(C).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.
“Preferred Stock” means any class of Equity Interest issued by a Person that is preferred over any other class of Equity Interest issued by such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

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“Primary Working Capital Credit Facilities” means (a) the Credit Agreement, dated as of January 6, 2012, among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, as amended, supplemented, restated or otherwise modified or as refinanced or replaced from time to time, and (b) any other primary credit facility or facilities for the Company with commitments in excess of an aggregate amount of $75,000,000.
“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or any Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or any Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, a Responsible Officer of such Person’s general partner or partners.
“Restricted Investments” means all Investments, other than:
(a)    Investments by the Company and its Restricted Subsidiaries in and to Wholly-owned Restricted Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, will become a Wholly-owned Restricted Subsidiary;
(b)    Investments representing loans or advances in the usual and ordinary course of business to officers and employees for expenses incidental to carrying on the business of the Company or any of its Restricted Subsidiaries;
(c)    Investments existing on First Amendment Date as described on Schedule 10.5 attached hereto;
(d)    Liquid Investments;
(e)    Investments in direct obligations of governments other than the United States of America maturing within twelve months from the date of acquisition thereof by the Company or a Restricted Subsidiary; provided that at the time of such acquisition, the long-term debt of such government is rated “AAA” by S&P or by Moody’s; and
(f)    Investments of the Company not described in the foregoing clauses (a) through (e); provided that the aggregate amount of all such Investments shall not at the time any Investment is made pursuant to this clause (f) exceed 15% of Consolidated Adjusted Net Worth.

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“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Stock shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Company.
“Voting Stock” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.
“Wholly-owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares and shares of capital stock owned by one or more individuals who are not citizens of the United States of America and whose ownership of such capital stock is mandated by the law of any country other than the United States of America) and Voting Stock of which are owned by any one or more of the Company and the Company’s other Wholly-owned Restricted Subsidiaries at such time.

(iii)	The following new definitions are hereby added to Schedule B to the Shelf Agreement, in the appropriate alphabetical positions therein:
“Annual Financial Statements” means the financial statements described in Section 7.1(b).
“Anti-Money Laundering Laws” shall have the meaning given in Section 5.16(c).
“Blocked Person” shall have the meaning given in Section 5.16(a).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Consolidated Total Assets” means, at any time, the total assets of the Company and its Restricted Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Facility Administrative Agent” means the administrative agent under the credit agreement referred to in clause (a) of the definition of “Primary Working Capital Credit Facilities”.
“Credit Facility Lenders” means the lenders party to the credit agreement referred to in clause (a) of the definition of “Primary Working Capital Credit Facilities”.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Domestic Subsidiary” means any Subsidiary (a) that is organized or incorporated in the United States or any State or territory thereof or (b) that is a First Tier Foreign Subsidiary that is disregarded for U.S. Federal income tax purposes.
“Equity Interests” means with respect to any Person, any shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means (a) any Subsidiary that is identified as an “Excluded Subsidiary” on the First Amendment Date and listed on Schedule 9.8 attached hereto, and (b) any Subsidiary acquired or created after the First Amendment Date and identified as an “Excluded Subsidiary” in writing from the Company to the holders of the Notes so long as such Subsidiary is either (i) a wholly-owned

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Domestic Subsidiary of a Subsidiary that is not a Domestic Subsidiary (the “parent subsidiary”) and such wholly-owned Domestic Subsidiary is disregarded for U.S. Federal income tax purposes and such parent subsidiary does not have any operations in the United States of America, or (ii) a Domestic Subsidiary that owns no property other than Equity Interests issued by a Subsidiary that is not a Domestic Subsidiary, in the case of clauses (a) and (b) above, only if, in the good faith judgment of the Company, the execution of a Guaranty Agreement by such Domestic Subsidiary or the status of such Subsidiary as a Guarantor could result in material adverse tax consequences to the Company.
“First Amendment Date” means January 6, 2012.
“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Company or a Domestic Subsidiary.
“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.
“Legal Requirement” means any law, statute, ordinance, decree, code, act, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulation T, U and X, whether now or hereafter in effect.
“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Credit Facility Lender or any Affiliate of any Credit Facility Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Credit Facility Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated AA by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Credit Facility Lenders or any other commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other Investments made through the Credit Facility Administrative Agent or its Affiliates and approved by the Credit Facility

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Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.
“Material Subsidiary” means any Restricted Subsidiary whose (a) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available is greater than 1% of the Consolidated EBITDA for such period or (b) attributable share of the book value of total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available, is greater than 1% of the book value of total assets of the Company and its Restricted Subsidiaries as of such day.
“Minority Interests” means any Equity Interests of any class of a Restricted Subsidiary (other than directors’ qualifying shares or Regulatory Shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.
“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.
“OFAC” shall have the meaning given in Section 5.16(a).
“OFAC Listed Person” shall have the meaning given in Section 5.16(a).
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/pages/Programs.aspx.
“Quarterly Financial Statements” means the financial statements described in Section 7.1(a).
“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(iv)	The following definitions are hereby deleted from the Shelf Agreement: “Priority Liability” and “Swaps”.

(v)	The first sentence of Section 1.1 is hereby amended in its entirety to read as follows:
The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $200,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(f), and to be substantially in the form of Exhibit 1 attached hereto.

(vi)	Clause (i) of Section 2.1(b) is hereby amended in its entirety to read as follows: “September 7, 2015 and”.

(vii)	The Shelf Agreement is hereby amended by inserting new Section 2.4(h)(v) to read as follows:
(h)(v)    Facility Extension Fee. If no Shelf Notes have been issued under this Agreement before December 10, 2012, then on December 10, 2012, the Company will pay to Prudential by wire transfer of immediately available funds a Facility extension fee in the amount of $50,000.

(viii)	Section 5.16 of the Shelf Agreement is restated in its entirety to read as follows:
Section 5.16. Foreign Assets Control Regulations, Etc.
(a)    Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each

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other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).
(b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investments in, or any transactions or dealings with, any Blocked Person.
(c)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged, with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
(d)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

(ix)
The first paragraph of Section 7 is hereby amended by deleting the text “During the Issuance Period and” therein and inserting “Beginning on the date any Notes are issued and continuing for” in lieu thereof.

(x)	Clause (ii) of Section 7.1(b) of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new clause (ii):
(i) consolidated statements of income and cash flows of the Company and its Subsidiaries for such year,

(xi)
Each reference to Section “10.6(b)(ii)(3)(B)” in Section 8.4 of the Shelf Agreement is amended to be a reference to Section “10.6(b)(iii)(C)(y)” and each reference to Section “10.6(c)(iv)(4)(B)” in Section 8.4 of the Shelf Agreement is amended to be a reference to Section “10.6(c)(iv)(D)(y)”.

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(xii)	The amount of “$80,000,000” in Section 8.4(c) is amended to be “10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year”.

(xiii)	Paragraph (a) of Section 10.1 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new paragraph (a):
(a)    Debt to Capitalization Ratio. The Company will not permit the Debt to Capitalization Ratio as of the end of any fiscal quarter to be greater than 50%.

(xiv)	Section 10.2 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.2:
10.2    Limitations on Indebtedness and Preferred Stock of Non-Guarantor Subsidiaries. The Company shall not permit any of its Non-Guarantor Restricted Subsidiaries to issue, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Indebtedness and shall not permit any of its Non-Guarantor Restricted Subsidiaries to issue any Preferred Stock other than the following:
(a)     Indebtedness or Preferred Stock of a Non-Guarantor Restricted Subsidiary outstanding as of the First Amendment Date and described on Schedule 10.2 attached hereto;
(b)    Indebtedness or Preferred Stock of a Non-Guarantor Restricted Subsidiary owing or issued to the Company or to a Wholly-owned Restricted Subsidiary;
(c)    unsecured Indebtedness or Preferred Stock of a Non-Guarantor Restricted Subsidiary not otherwise permitted under clause (a) or (b) above, so long as, at the time of issuance, creation, assumption or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
(i)    no Default or Event of Default exists or would exist; and
(ii)    the aggregate outstanding principal amount of all unsecured Indebtedness of Non-Guarantor Restricted Subsidiaries permitted under this clause (c) plus the aggregate liquidation value of all outstanding Preferred Stock of Restricted Subsidiaries permitted under this clause (c) (including the Indebtedness or Preferred Stock then to be issued, created, assumed or incurred) would not exceed 10% of Consolidated Adjusted Net Worth; and
(d)    secured Indebtedness of a Non-Guarantor Restricted Subsidiary not otherwise permitted under clause (a) or (b) above so long as such Indebtedness is issued, created, assumed or incurred in accordance with the limitations provided in Section 10.3 hereof.

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Indebtedness or Preferred Stock permitted under the foregoing clause (a) may be renewed, extended or refinanced (without increase in principal amount or liquidation value, as the case may be, at the time of such renewal, extension or refinancing and subject only to covenants or restrictions which are not materially more onerous than those applicable to such Indebtedness or Preferred Stock, as the case may be, at the time of original issuance thereof) without regard to the limitations of Section 10.2(c) or (d), except that no such Indebtedness or Preferred Stock may in any event be renewed, extended or refinanced if at the time thereof and after giving effect thereto and to the application of the proceeds thereof, a Default or Event of Default would exist.

(xv)	Section 10.3 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.3:
10.3    Secured Debt. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, issue, create, assume, incur, suffer to exist or in any manner become liable, directly, indirectly, or contingently in respect of, any secured Indebtedness other than:
(a)    Indebtedness of any Restricted Subsidiary owing to the Company or to any Wholly-owned Restricted Subsidiary secured by any Lien permitted under Section 10.4(e);
(b)    Indebtedness of the Company or any Restricted Subsidiary existing on the First Amendment Date and set forth on Schedule 10.3 attached hereto that is secured by any Lien permitted under Section 10.4(f);
(c)    secured Indebtedness of the Company or any Restricted Subsidiary incurred after the First Amendment Date that is secured by any Lien permitted under Section 10.4(g), (i) or (j);
(d)    all other secured Indebtedness of the Company or any of its Restricted Subsidiaries not otherwise permitted under this Section 10.3 and secured by Liens permitted under Section 10.4(l), if at the time of issuance, creation, assumption or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
(i)    no Default or Event of Default exists or would exist,
(ii)    the aggregate outstanding principal amount of all such secured Indebtedness of the Company or any of its Restricted Subsidiaries permitted under this clause (d) (including the Indebtedness then to be issued, created, assumed or incurred, but excluding MARAD Indebtedness) would not exceed 15% of Consolidated Adjusted Net Worth and

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(iii)    the aggregate outstanding principal amount of all such secured Indebtedness of the Company or any of its Restricted Subsidiaries permitted under this clause (d) (including the Indebtedness then to be issued, created, assumed or incurred and including any MARAD Indebtedness) would not exceed 25% of Consolidated Adjusted Net Worth.

(xvi)	Section 10.4 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.4:
10.4    Limitations on Liens. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the property of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income or profits, or acquire or agree to acquire any property upon conditional sales agreements or other title retention devices, other than the following:
(a)    Liens for Taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, materialmen, vendors, carriers and warehousemen and other like Persons; provided that payment thereof is not at the time required by Section 9.4;
(b)    Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
(c)    Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, maritime, warehousemen’s and attorneys’ liens and statutory landlords’ liens and deposits made to obtain insurance), customary statutory, common law and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
(d)    minor survey exceptions or minor defects, irregularities in title, encumbrances, easements, restrictions or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

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(e)    Liens securing Indebtedness owed to the Company or to any Wholly-owned Restricted Subsidiary by any Restricted Subsidiary;
(f)    Liens existing as of First Amendment Date and described on Schedule 10.4 attached hereto;
(g)    Liens on Equity Interests held, directly or indirectly, by the Company or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture securing Indebtedness of such Unrestricted Subsidiary or such joint venture; provided that, with respect to any such Indebtedness neither the Company or any of its Restricted Subsidiaries, nor any of the property or assets of the Company or any of its Restricted Subsidiaries, other than such Equity Interests and the proceeds realized from the sale or other disposition of such Equity Interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof;
(h)    [Reserved];
(i)    Liens created or incurred after the First Amendment Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of property useful and intended to be used in carrying on the business of the Company or any of its Restricted Subsidiaries; provided that (i) such Lien shall attach solely to the assets acquired or purchased, (ii) such Lien shall have been created or incurred no more than 180 days after the date of acquisition or purchase, (iii) at the time of acquisition or purchase of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets, whether or not assumed by the Company or any of its Restricted Subsidiaries, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or purchase of such property (as determined in good faith by the Board of Directors of the Company), (iv) if the Indebtedness secured by such Liens shall have been incurred by a Restricted Subsidiary, such Indebtedness shall be incurred within the limitations provided in Section 10.3(b), and (v) at the time of the creation, issuance, assumption, guarantee or incurrence of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;
(j)    Liens created or incurred after the First Amendment Date existing on assets at the time of acquisition thereof or at the time of acquisition or purchase by the Company or any of its Restricted Subsidiaries of any business entity then owning such assets, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Liens shall attach solely to the assets acquired or purchased, (ii) such Lien shall not apply to any other property of the Company or any of its Restricted Subsidiaries, (iii) such Lien shall secure only those obligations and liabilities, and only such amounts, that it secures on the date of such acquisition, and (iv) at the time of the assumption of such Indebtedness and after giving effect thereto, no Default or Event of Default would exist;

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(k)    Liens created in favor of the Company or a Restricted Subsidiary under charters entered into by the Company or such Restricted Subsidiary in the ordinary course of its business, as owner or lessor of an asset, creating leasehold interests therein;
(l)    Liens created or incurred after the First Amendment Date given to secure Indebtedness of the Company or any of its Restricted Subsidiaries and not otherwise permitted in the preceding clauses (a) through (k), provided that (i) such Indebtedness is permitted under Section 10.3(d) (for this purpose, without giving effect to the phrase “and secured by Liens permitted under Section 10.4(l)” contained in Section 10.3(d)), and (ii) no such Lien shall secure any Indebtedness under any Primary Working Capital Credit Facility unless (A) the Notes are also secured equally and ratably pursuant to an agreement reasonably satisfactory to the Required Holders (and Prudential and the holders of the Notes shall have received an opinion of counsel for the Company with respect to such security in form and substance reasonably satisfactory to Prudential and the holders of the Notes) and (B) the holders of the Notes and the lenders under such Primary Working Capital Credit Facility have entered into an intercreditor agreement in form and substance satisfactory to Prudential and the holders of the Notes in their sole discretion; and
(m)    any extension, renewal or refunding of any Lien permitted by the preceding clauses (f) through (k) of this Section 10.4 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of the Indebtedness to which such Lien relates shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding (other than any increase in principal amount incurred to pay interest accrued on such Indebtedness and any costs of and fees paid with respect to such extension, renewal or refunding), (ii) such Lien shall attach solely to the same such property and (iii) at the time of the extension, renewal or refunding of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist.

(xvii)	Section 10.5 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.5:
10.5    Dividends, Stock Purchases and Restricted Investments. The Company shall not authorize or make a Distribution on its Equity Interests, and the Company shall not make, or permit any of its Restricted Subsidiaries to make, any Restricted Investment, if after giving effect to the proposed Distribution or Restricted Investment a Default or an Event of Default exists or would exist. The Company shall not authorize a Distribution on its Equity Interests which is not payable within 60 days of authorization. The Company may make any Distribution within 60 days after the declaration thereof if at the time of declaration such Distribution would have complied with this Section 10.5.

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(xviii)	Section 10.6 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.6:
10.6    Mergers, Consolidations and Sales of Assets.
(a)    The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets, or liquidate or dissolve; provided that:
(i)    any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as (A) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing Person and (B) in any merger or consolidation involving a Wholly-owned Restricted Subsidiary (and not the Company), the Wholly-owned Restricted Subsidiary shall be the surviving or continuing Person;
(ii)    the Company may consolidate or merge with any other Person if (A) the Company is the surviving Person in connection with such consolidation or merger and (B) at the time of such consolidation or merger and immediately after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Company would be permitted by the provisions of Section 10.3(d) to incur at least $1.00 of additional secured Indebtedness;
(iii)    any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to the Company or any Guarantor and any Non-Guarantor Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to any other Non-Guarantor Restricted Subsidiary; and
(iv)    any Restricted Subsidiary (other than a Material Domestic Subsidiary) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes.
(b)    The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, sell, lease, transfer, abandon as obsolete or otherwise dispose of properties; provided that the foregoing restriction in this paragraph (b) does not apply to:
(i)    the sale, lease, transfer or other disposition of properties to the Company or a Wholly-owned Restricted Subsidiary by a Restricted Subsidiary of the Company;

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(ii)    properties sold, leased or otherwise disposed of in the ordinary course of business for fair market value and properties sold, leased or otherwise disposed as permitted under Sections 10.6(a) or (c); or
(iii)    the sale, lease, transfer or other disposition of properties for cash or other property to a Person or Persons if (A) such sale, lease, transfer or other disposition is for fair market value and, in the opinion of a Responsible Officer of the Company, is in the best interests of the Company, (B) immediately after the consummation of the transaction and after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Company would be permitted by the provisions of Section 10.3(d) to incur at least $1.00 of additional secured Indebtedness and (C) the entirety of the proceeds (net of expenses and taxes arising in connection therewith) (“Net Proceeds”) from any such sale or other disposition shall be applied within 360 days of receipt thereof by the Company or a Restricted Subsidiary of the Company either (x) to the acquisition (directly or through acquisition of a Restricted Subsidiary of the Company) of assets (other than cash, cash equivalents or Securities) useful and intended to be used in the operation of the business of the Company and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of the Company if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer) at least equal to that of the assets so disposed of or (y) towards the prepayment at any applicable prepayment premium of Senior Indebtedness of the Company owing to any Person other than a Restricted Subsidiary of the Company or an Affiliate of the Company (and, if the aggregate Net Proceeds from all such sales or other dispositions referred to in this clause (C)(y) during any fiscal year, together with the aggregate Net Proceeds from all sales and dispositions referred to in Section 10.6(c)(iv)(D)(y) during such fiscal year, exceeds 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year, the Company shall have made an offer to prepay the Notes with respect thereto in accordance with Section 8.4 hereof).
(c)    The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, sell or otherwise dispose of any Equity Interests (including as “Equity Interests” for the purposes of this Section 10.6(c) any options or warrants to purchase Equity Interests or other Securities exchangeable for or convertible into Equity Interests) of a Restricted Subsidiary (said Equity Interests, options, warrants and other Securities herein called “Subsidiary Stock”), nor will any Restricted Subsidiary issue any shares of its own Subsidiary Stock, provided that the foregoing restrictions in this paragraph (c) do not apply to:
(i)    the issuance of directors’ qualifying shares or Regulatory Shares;

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(ii)    the issuance of Subsidiary Stock to the Company;
(iii)    the issuance, sale or transfer by the Company or any of its Restricted Subsidiaries of any Subsidiary Stock to the Company or to a Wholly-owned Restricted Subsidiary; or
(iv)    any other sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of any of the Equity Interests owned by the Company and its other Restricted Subsidiaries in any Restricted Subsidiary if (A) such sale or disposition is for fair market value and, in the opinion of a Responsible Officer of the Company, is in the best interests of the Company, (B) immediately after the consummation of the transaction and after giving effect thereto, such Restricted Subsidiary shall have no Indebtedness of or continuing Investment in the Equity Interests of the Company or of any of its other Restricted Subsidiaries, (C) immediately after the consummation of the transaction and after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Company would be permitted by the provisions of Section 10.3(d) to incur at least $1.00 of additional secured Indebtedness and (D) the entirety of the Net Proceeds from any such sale or other disposition shall be applied within 360 days of receipt thereof by the Company or a Restricted Subsidiary of the Company either (x) to the acquisition (directly or through acquisition of a Restricted Subsidiary of the Company) of assets (other than cash, cash equivalents or Securities) useful and intended to be used in the operation of the business of the Company and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of the Company if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer) at least equal to the that of the assets so disposed of or (y) towards the offer of prepayment at any applicable prepayment premium of Senior Indebtedness of the Company owing to any Person other than a Restricted Subsidiary of the Company or an Affiliate of the Company (and, if the aggregate Net Proceeds from all such sales or other dispositions referred to in this clause (D)(y) during any fiscal year, together with the aggregate Net Proceeds for all sales and other dispositions referred to in Section 10.6(b)(iii)(C)(y) during such fiscal year, exceeds 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year, the Company shall have made an offer to prepay the Notes with respect thereto in accordance with Section 8.4 hereof).

(xix)	Section 10.7 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.7:
10.7    Limitation on Restrictive Agreements. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, prohibits or limits the

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ability of (x) the Company to create, incur, or suffer to exist Liens on its property, provided, however, that this clause (x) shall not prohibit any Lien permitted under Section 10.4 or any negative pledge incurred or provided in favor of any holder of Indebtedness not prohibited by this Agreement or (y) any Restricted Subsidiary to (a) make any Restricted Payment to the Company or prepay any Indebtedness owed to the Company, (b) make loans or advances to the Company, (c) create, incur, or suffer to exist Liens on the property of such Restricted Subsidiary, provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness not prohibited by this Agreement or (d) transfer any of its Properties to the Company; provided that the foregoing shall not apply to such restrictions existing under or by reason of (i) applicable Legal Requirement; (ii) any agreement relating to any Indebtedness permitted under this Agreement; (iii) customary non-assignment provisions of any contract; (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired; (vi) contracts for the sale of Properties, including customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary; (vii) any agreement or other instrument governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries (or of a Subsidiary of such Person which becomes a Restricted Subsidiary) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to the Company or any of its Restricted Subsidiaries, or Properties of any such Person, other than the Person, or Properties or Subsidiaries of the Person, so acquired; or (viii) provisions contained in agreements relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument.

(xx)	Section 10.8 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.8:
10.8    Nature of Business. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the First Amendment Date and businesses related thereto.

(xxi)	Section 10.9 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.9:
10.9    Transactions with Affiliates. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit

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to exist any transaction or series of transactions with any Affiliate (including the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), other than pursuant to the reasonable requirements of Company’s or its applicable Restricted Subsidiary’s business and upon fair and reasonable terms not significantly less favorable to Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

(xxii)	Section 10.10 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.10:
Section 10.10. Terrorism Sanctions Regulations. The Company covenants that it will not, and will not permit any Controlled Entity to, (i) become a Blocked Person or (ii) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

(xxiii)	Section 10.11 of the Shelf Agreement is hereby deleted in its entirety and replaced with the following new Section 10.11:
10.11    Designation of Subsidiaries, Etc. The Company shall not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary or designate or redesignate any Restricted Subsidiary or a newly created or acquired Subsidiary as an Unrestricted Subsidiary unless the following conditions precedent have been satisfied:
(a)    the Company shall have given not less than 10 days’ prior written notice of such election to Prudential and the holders of the Notes;
(b)    at the time of such designation or redesignation and immediately after giving effect thereto: (i) no Default or Event of Default would exist and (ii) the Company would be permitted by the provisions of Section 10.3(d) to incur at least $1.00 of additional secured Indebtedness;
(c)    in the case of the designation of a Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries, (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 10.6(b)(iii), (iii) in the opinion of a Responsible Officer of the Company, such designation is in the best interests of the Company, (iv) neither the Company nor any of its Restricted Subsidiaries shall be liable for any Indebtedness of such Unrestricted Subsidiary so designated (other than Indebtedness which at the time of incurrence shall be permitted within the limitations of Section 10.3(b) or at the time of such designation shall be permitted within the limitations of Sections 10.3(a) and (b)),

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(v) no default or condition in respect of any Indebtedness of such Unrestricted Subsidiary so designated could as a consequence of such default or condition cause or permit any Indebtedness of the Company or any of its Restricted Subsidiaries to become, or to be declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, (vi) any continuing Investment in the Equity Interests of such Subsidiary held by the Company or of any of its Restricted Subsidiaries shall at the time of such designation be permitted (without reference to paragraph (a) of the definition of “Restricted Investments”), within the limitations of Section 10.5, and (vii) such designation shall not result in the imposition of a Lien on the assets of the Company or any of its Restricted Subsidiaries, other than a Lien permitted within the limitations of Section 10.4;
(d)    in the case of the designation of a Subsidiary as a Restricted Subsidiary, and after giving effect thereto: (i) all outstanding Indebtedness and Preferred Stock of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 10.2 and 10.3 and (ii) all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 10.4, other than Section 10.4(f) (notwithstanding that any such Lien existed as of the First Amendment Date);
(e)    in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the First Amendment Date have previously been designated as an Unrestricted Subsidiary more than once; and
(f)    in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the First Amendment Date have previously been designated as a Restricted Subsidiary more than once.

(xxiv)	Clauses (f), (g), (h) and (i) of Section 11 of the Shelf Agreement are hereby deleted in their entirety and replaced with the following new clauses (f), (g), (h) and (i), respectively:
(f)(i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than the Notes) in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii)

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as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness (other than the Notes) to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; provided that this clause (iii) is not intended to apply to a covenant requiring a proportionate prepayment of Indebtedness upon a sale of assets or an event requiring the Company to make an offer to prepay Notes pursuant to Section 8.3 hereof, in each case so long as the Company or a Restricted Subsidiary, as applicable, does not fail to make such required prepayment when due or comply with the provisions of Section 8.3 hereof, as the case may be; or
(g)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any Material Subsidiary or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 60 days; or
(i)    a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (exclusive of amounts covered by insurance) are rendered by any court of competent jurisdiction against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

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(xxv)	Clause (j) of Section 11 of the Shelf Agreement is hereby amended by deleting the term “$10,000,000” in clause (iii) thereof and replacing such term with the term “$25,000,000”.

(xxvi)
Section 17.1 of the Shelf Agreement is hereby amended by deleting the phrase “with (and only with) the written consent of the Company and the Required Holders” therein and replacing such phrase with the following:

with (and only with) the written consent of (x) at any time any Notes are outstanding (other than Notes owned by the Company or any of its Affiliates), the Company and the Required Holders and (y) at any time no Notes are outstanding, the Company and Prudential

(xxvii)	Section 22.3 of the Shelf Agreement is hereby amended by inserting the following sentences at the end thereof:
If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement, or the operation of any other provision, set forth in this Agreement, and either the Company, Prudential or the Required Holders shall so request, the holders and the Company shall negotiate in good faith to amend in accordance with Section 17.1 such ratio or requirement or provision to preserve the original intent thereof in light of such change in GAAP or in the application thereof; provided that, until so amended (or until such request is withdrawn), regardless of whether any such request is made before or after such change in GAAP or in the application thereof, (i) such ratio or requirement or provision shall continue to be computed or interpreted in accordance with GAAP as in effect immediately prior to such change becoming effective and (ii) the Company shall provide to Prudential and the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2011 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2011, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
2.Amendments to Schedules. Subject to Section 3 hereof, the Shelf Agreement is amended by (a) deleting Schedules 8.3, 10.2, 10.4 and 10.5 thereto in their entirety and replacing such Schedules with new Schedules 8.3, 10.2, 10.4 and 10.5 attached hereto and (b) adding Schedules 9.8 and 10.3 attached hereto as new Schedules 9.8 and 10.3 to the Shelf Agreement.
3.Effectiveness of Amendment. This Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions:

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(i)	Prudential shall have received executed counterparts of this Amendment, duly executed and delivered by the parties hereto;

(ii)
the representations and warranties set forth in this Amendment shall be true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(iii)
Prudential shall have received a fully executed copy of that certain Credit Agreement, dated as of January 6, 2012, among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swing Line Lender.

4.Representations and Warranties. As an inducement to Prudential to enter into this Amendment, the Company represents and warrants as follows:

(i)
The Company has all requisite corporate power to execute, deliver and perform its obligations under this Amendment and the Shelf Agreement, as amended hereby. The execution, delivery and performance by the Company of this Amendment have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly executed and delivered this Amendment, and each of this Amendment and the Shelf Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(ii)
Neither the execution and delivery of this Amendment by the Company, nor the consummation of the transactions contemplated hereby, nor fulfillment of nor compliance with the terms and provisions hereof or of the Shelf Agreement, as amended hereby, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any security interest, lien or other encumbrance upon any of the properties or assets of the Company pursuant to, its charter or by-laws, any award of any arbitrator or any Material agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company is subject.

(iii)
The execution and delivery of this Amendment will not require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body or any other Person, except for any reports required to be filed with the Securities and Exchange Commission under the Exchange Act.

(iv)	After giving effect to the waiver contained in Section 5 of this Amendment, no Default or Event of Default has occurred and is continuing.

HOU03:1289851    #PageNum#

5.    Waiver. In accordance with Section 17.1 of the Shelf Agreement (as amended hereby), Prudential hereby waives any Default or Event of Default resulting from the Company’s failure to deliver at any time prior to the effectiveness of this Amendment (1) any financial statements or reports that may have been required to be delivered pursuant to Section 7.1 of the Shelf Agreement or (2) any certificate that may have been required to be delivered in connection with such financial statements or reports pursuant to Section 7.2 of the Shelf Agreement, without implication that any such Default or Event of Default exists or has existed.
6.    Miscellaneous.

(i)
Each reference to the Shelf Agreement in any other document, instrument or agreement shall mean and be a reference to the Shelf Agreement as modified by this Amendment. Except as expressly amended by this Amendment, the Shelf Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment shall be binding upon and inure to the benefit of the Company, Prudential, the holders of the Notes and their respective successors and permitted assigns. The execution, delivery and effectiveness of this Amendment shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any consents or agree to any amendments or waiver to the Shelf Agreement in the future, whether or not under similar circumstances.

(ii)
Except as otherwise provided in Section 5 of this Amendment, the execution, delivery and effectiveness of this Amendment shall not constitute a waiver of any provision of the Shelf Agreement, the Notes or any other document, instrument or agreement executed and delivered in connection with this Amendment. The execution, delivery and effectiveness of this Amendment shall not be construed as a course of dealing or other implication that Prudential or any holder of a Note has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other document, instrument or agreement in the future, whether or not under similar circumstances.

(iii)	The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

(iv)
The Company hereby confirms its obligations under the Shelf Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of any Note, all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Prudential or such holder in connection with this Amendment or the transactions contemplated hereby.

HOU03:1289851    #PageNum#

(v)
This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(vi)
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by facsimile or electronic (pdf) transmission of a duly executed counterpart copy hereof.

[Remainder of this page blank; signature page follows.]

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If the foregoing correctly describes our understanding with respect to the subject matter of this Amendment, please execute this letter in the place indicated below.
Very truly yours,
OCEANEERING INTERNATIONAL, INC.

By:     /s/ Robert P. Mingoia
Name: Robert P. Mingoia
Title: Vice President and Treasurer

ACCEPTED AND AGREED:

PRUDENTIAL INVESTMENT
MANAGEMENT, INC.

By:     /s/ Brian Thomas
Vice President

HOU03:1289851    Signature Page to Letter Amendment No. 1

Schedule 8.3
Change of Control Affiliates

Oceaneering International, Inc.
Oceaneering Angola, S.A.
Global Technical Services
Ocean Industries (OI Subsea) Pty Ltd
Oceaneering Australia PTY, Ltd.
Marine Production Systems Do Brasil Ltda.
Monocean-Oceaneering Engenharia Submarina Ltda.
Ocean Systems Do Brazil Servicos Subaquaticos Ltda.
Oceaneering Do Brazil Servicos Submarinos Ltda.
Oceaneering Sdn Bhd
Grayloc Products Canada Ltd.
Oceaneering Limited
Oceaneering Marine Canada Ltd.
Oceaneering Marine Services Limited
Oceaneering Services Co.
P.T. Oseania Putera Samudra
P.T. Samudra Oceaneering
OIS International Limited - Qeshm Free Area
OIS (International) Limited
Oilfield Inspection Services (International) Limited
Oceaneering Holdings Sarl
Oceaneering International Holdings LLC SCS
Oceaneering Luxembourg Sarl
Atkins Inspection Services (M) Sdn Bhd
Oceaneering International (M) Sdn Bhd
Oilfield Inspection Services (Malaysia) Sdn Bhd
Solus Oceaneering (Malaysia) SDN BHD
Oceaneering International SA de CV
Oceaneering Services S. de R.L. de C.V.
Servicios Debajo Superficie S. de R. L.
Oceaneering Services (Nigeria) Ltd.
Solus Schall (Nigeria) Ltd
GTO Subsea AS
Metacor Holdings Ltd.
Ifokus Engineering AS
Mechanica AS
NCA Equipment AS
NCA Norway AS
Norse Cutting & Abandonment AS
Oceaneering AS
Oceaneering Rotator AS
Subsea P&A AS

HOU03:1289851
SCHEDULE 8.3
(to Note Purchase and Private Shelf Agreement)

Oceaneering International PTE Ltd.
Oceaneering International GmbH
Oceaneering Underwater GmbH
Grayloc Products Ltd
Norse Cutting & Abandonment Ltd
A.I.S.L. Limited.
Arlis Welding (Inspection) Company Limited
Brompton Holdings plc
C.E.T. Medway Limited
EaE (RT) Limited
Everard Pipelines (UK) Limited
Ian Murray Engineering, Ltd.
ICON (Europe) Limited
M.E.S. Group Limited
Multiflex Ltd.
Norse Cutting & Abandonment Ltd
Ocean Systems Engineering Ltd.
Oceaneering International Services Ltd.
Oilfield Inspection Services Overseas Ltd
OIS Diagnostics Limited
OIS International Inspection, plc
OIS Oilfield Limited
OIS plc
OIS Teeside Limited
Solus Schall Ltd.
Marine Technologies, Ltd.(Dubai) Branch
Oceaneering International Dubai, L.L.C.
Oceaneering OIS Company WLL
Solus Emirates
Consolidated Launcher Technology, Inc.
Deep Sea Systems International, Inc.
Eastport International, Inc.
Grayloc Products L.L.C.
Gulf Coast International Inspection, Inc.
Marine Production Systems, Ltd
Marine Technical Solutions, Ltd
Multiflex, Inc.
Nauticos Corporation
Norse Cutting & Abandonment Inc.
Ocean Systems Engineering, Inc.
Oceaneering BOP Controls, Inc.
Oceaneering Canada, Ltd
Oceaneering International Holdings LLC
Oceaneering High Performance Cable, Inc.
Oceaneering Space Systems, Inc.
Oceaneering Technologies, Inc.

HOU03:1289851
SCHEDULE 8.3
(to Note Purchase and Private Shelf Agreement)

Oil Industry Engineering, Inc.
Reflange Gulf Coast, Inc.
Reflange International, Inc.
Reflange, Inc.
Solus Ocean Systems, Inc.
Specialty Wire and Cable Company, Inc.
Steadfast Oceaneering, Inc.
Marine International, Ltd.
Marine Technologies, Ltd.
Solus Schall de Venezuela SRL
AGR Field Operations Holdings AS
AGR EmiTeam AS
AGR EmiTeam AB
AGR Pipetech AS
AGR Technology Design Ltd
AGR Group Field Operations, Inc.
AGR Group Brazil Servicos de Petroleo LTDA[1]
AGR Integrity UK Limited
AGR Asia Pacific Sdn Bhd
AGR Malaysia Sdn Bhd
AGR Asia Pacific Pty Ltd
FPSO Shiraz Pty Ltd
Liquegas Energy Pty Ltd
AGR Offshore Developments Pty Ltd
AGR Asia Pacific (NZ) Ltd
The Oceaneering Retirement Investment Plan

Officers and Directors:
M Kevin McEvoy	President, Chief Executive Officer and Director
Roderick A. Larson	Senior Vice President and Chief Operating Officer
Marvin J. Migura	Executive Vice President
David K. Lawrence	Vice President, General Counsel and Secretary
Kevin F. Kerins	Senior Vice President, ROVs
Clyde Hewlett	Senior Vice President, Subsea Products
Knut Eriksen	Senior Vice President, Subsea Products
W. Cardon Gerner	Senior Vice President and Chief Financial Officer
Robert P. Mingoia	Vice President and Treasurer
T Jay Collins	Director
Jerold R DesRoche	Director
David S. Hooker	Director

HOU03:1289851
SCHEDULE 8.3
(to Note Purchase and Private Shelf Agreement)

John R. Huff	Chairman of the Board
D. Michael Hughes	Director
Harris J. Pappas	Director
Paul B. Murphy Jr.	Director

HOU03:1289851
SCHEDULE 8.3
(to Note Purchase and Private Shelf Agreement)

Schedule 9.8
Excluded Subsidiaries

None.

HOU03:1289851
SCHEDULE 9.8
(to Note Purchase and Private Shelf Agreement)

Schedule 10.2
Existing Unsecured Debt of Non-Guarantor Restricted Subsidiaries

1.
Obligations of Oceaneering International GmbH for the deferred purchase price of the Equity Interests of Global Technical Services, an Australian corporation, in an amount up to A$4,400,000 (Australian Dollars).

HOU03:1289851
SCHEDULE 10.2
(to Note Purchase and Private Shelf Agreement)

Schedule 10.3
Existing Secured Debt

None.

HOU03:1289851
SCHEDULE 10.3
(to Note Purchase and Private Shelf Agreement)

Schedule 10.4
Existing Liens

None.

HOU03:1289851
SCHEDULE 10.4
(to Note Purchase and Private Shelf Agreement)

Schedule 10.5
Existing Investments

1.	Ownership of 50% of the Equity Interests in Medusa Spar LLC.

SCHEDULE 10.5
(to Note Purchase and Private Shelf Agreement)
HOU03:1289851